                                                                    EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997 AND FOR THE THREE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996.

  All statements contained herein that are not historical facts, including but not limited to, statements regarding the anticipated impact of uncollectible accounts receivable on future liquidity, expenditures to develop licensing and certification tests under existing contracts, the Company's contingent payment obligations relating to the PACE and Drake acquisitions, future capital requirements, potential acquisitions and the Company's future development plans are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: changes in the financial resources of the Company's clients, timing and extent of testing clients' conversions to computer-based testing, revenues earned by the Company's PACE and Drake operations, the availability of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; general business and economic conditions; and the other risk factors described in the Company's reports filed from time to time with the Commission.

  The discussion and analysis below is based on the Company's Supplemental Consolidated Financial Statements and related Notes thereto included herein.

OVERVIEW

  Sylvan generates revenues from three business segments: core educational services which primarily consist of franchise sales, royalties and Sylvan-owned Learning Center revenues; testing services, which consist of computer-based testing fees paid to Sylvan; and contract educational services, which consist of revenues attributable to providing supplemental and remedial education services to public and non-public schools and major corporations. The following selected supplemental segment data for the years ended December 31, 1994, 1995 and 1996 is derived from the Company's audited supplemental consolidated financial statements.

                                                                  THREE MONTHS
                                        YEAR ENDED DECEMBER 31,  ENDED MARCH 31,
                                       ------------------------- ---------------
                                        1994     1995     1996    1996    1997
                                       ------- -------- -------- ------- -------
                                                    (IN THOUSANDS)
Operating revenue:
  Core educational services........... $20,016 $ 26,063 $ 36,799 $ 7,213 $ 9,231
  Contract educational services.......  35,067   50,430   58,186  16,493  17,574
  Testing services....................  13,665   34,566   86,951  17,800  25,139
                                       ------- -------- -------- ------- -------
    Total revenue..................... $68,748 $111,059 $181,936 $41,506 $51,944
                                       ======= ======== ======== ======= =======
Direct costs:
  Core educational services........... $13,255 $ 18,675 $ 25,557 $ 5,605 $ 6,829
  Contract educational services.......  33,108   47,685   53,373  15,331  16,168
  Testing services....................  14,025   30,348   71,519  15,487  20,633
                                       ------- -------- -------- ------- -------
    Total direct costs................ $60,388 $ 96,708 $150,449 $36,423 $43,630
                                       ======= ======== ======== ======= =======

RESULTS OF OPERATIONS

Comparison of results for the quarter ended March 31, 1997 and the quarter ended March 31, 1996.

  Revenue. Total revenues increased 25%, from $41.5 million in the first quarter of 1996 to $51.9 million in the first quarter of 1997. This increase resulted from higher revenues in all business segments -- core educational services, testing services and contract educational services.

  Core educational services revenues increased 28%, from $7.2 million in the first quarter of 1996 to $9.2 million in the first quarter of 1997. Franchise royalties increased $0.5 million or 19%, to $3.0 million in the first quarter of 1997 compared to the same period in 1996. This increase in franchise royalties was due to the net increase of 18 Learning Centers opened in new territories and three Learning Centers opened in existing franchise territories in the first quarter of 1997, combined with an overall 14% increase in revenues at existing Learning Centers open for more than one year as of March 31, 1997. Franchise sales fees increased to $0.7 million in the first quarter of 1997 compared to $0.2 million in the same period in 1996. In the first quarter of 1997, five franchise Learning Center licenses and a $0.5 million area development agreement were sold, compared to six franchise Learning Center licenses sold in the first quarter of 1996. The ability of Sylvan to generate fees in the future from the sale of area development agreements or franchise Learning Center licences cannot be assured.

  Revenues from Company-owned Learning Centers increased 44%, from $3.4 million in the first quarter of 1996 to $4.9 million in the first quarter of 1997. Of the increase, $0.9 million resulted from the acquisition of 11 Learning Centers from two franchisees during the fourth quarter of 1996. Revenue growth related to student enrollment increases at Learning Centers operating more than one year as of March 31, 1997 resulted in $0.6 million of the increase.

  Contract educational services revenues increased 7%, from $16.5 million in the first quarter of 1996 to $17.6 million in the first quarter of 1997. This was due to both greater volumes of training and increases in the number of public and non-public school contracts.

  Testing services revenues increased 41%, from $17.8 million in the first quarter of 1996 to $25.1 million in the first quarter of 1997. The increase resulted primarily from the Company's acquisition of Wall Street during the fourth quarter of 1996, increased volumes from IT, professional licensure and certification clients and increased services under the ETS contracts.

  Cost and Expenses. Total direct costs increased 20%, from $36.4 million in the first quarter of 1996 to $43.6 million in the first quarter of 1997 but decreased as a percentage of total revenues from 88% in the first quarter of 1996 to 84% in the first quarter of 1997. Core educational services expense increased 22% from $5.6 million to $6.8 million in the first quarter of 1997. Company-owned Learning Center services expense increased 41% from $3.0 million in the first quarter of 1996 to $4.3 million in the first quarter of 1997 but decreased as a percentage of Company-owned Learning Center services revenue from 90% in the first quarter of 1996 to 88% in the first quarter of 1997. $1.1 million of the increase related to the acquisition of 11 Learning Centers from two franchisees. The remaining increase in expenses was primarily for advertising, labor and other Learning Center expenses associated with increased enrollment. Expenses for Learning Centers operating more than one year as of March 31, 1997 accounted for $0.2 million of the increase and represented 38% of incremental same-Learning Center revenue.

  Contract educational services expense increased 5%, from $15.3 million in the first quarter of 1996 to $16.2 million in the first quarter of 1997 but decreased as a percentage of contract educational services revenues from 93% in the first quarter of 1996 to 92% in the first quarter of 1997. Operating expenses for PACE accounted for $0.3 million of this increase.

  Testing services expense increased 33%, from $15.5 million in the first quarter of 1996 to $20.6 million in the first quarter of 1997 but decreased as a percentage of testing services revenues from 87% in the first quarter of 1996 to 82% in the first quarter of 1997. The expense in the first quarter of 1996 included $1.2 million of non-recurring charges related to the Drake acquisition. Therefore, recurring expenses in the first quarter of 1996 were 80% of testing services revenues for that period. The increase in recurring testing services expense as a percentage of testing services revenues was primarily a result of increased salary and other operating costs resulting from the integration of test delivery systems and growth in business that occurred after the first quarter of 1996 and expected growth in business volumes in 1997.

  General and administrative expense increased 43%, from $2.1 million in the first quarter of 1996 to $3.0 million in the first quarter of 1997 and increased as a percentage of total revenues from 5% in the first quarter of 1996 to 6% in the first quarter of 1997. The increase resulted from increases in administrative staff salaries and expenses as well as increases in rent expense related to the Company's new headquarters.

  The Company's effective tax rate decreased from 45% in the first quarter of 1996 to 40% in the first quarter of 1997 mainly because a greater portion of the Company's earnings were generated in foreign jurisdictions having lower tax rates than the United States.

Comparison of results for the year ended December 31, 1996 to the year ended December 31, 1995.

  Revenues. Total revenues increased 64%, from $111.1 million in 1995 to $181.9 million in 1996. This increase resulted from greater revenues in all business segments--core educational services, testing services and contract educational services.

  Core educational services revenues increased 41%, from $26.1 million in 1995 to $36.8 million in 1996. Franchise royalties increased 21%, from $9.2 million in 1995 to $11.2 million in 1996. This increase in franchise royalties was due to an overall 19% increase in revenues at Learning Centers that had been operating for more than one year as of December 31, 1996 combined with a net increase of 49 Learning Centers opened during 1996.

  Franchise sales fees increased 49%, from $2.1 million in 1995 to $3.2 million in 1996. During 1996, there were four area development agreements sold for $1.7 million and 38 franchise Learning Center licenses sold, compared to two area development agreements sold for $550,000 and 43 Learning Center licenses sold during 1995.

  Revenues from Company-owned Learning Centers increased 61%, from $11.5 million in 1995 to $18.5 million in 1996. Revenue growth related to increased student enrollment at Learning Centers that had been operating for more than one year as of December 31, 1996 resulted in $3.4 million, or 30%, of the increase from 1995 to 1996. Approximately $3.2 million of the revenue increase resulted from the acquisition of 11 Learning Centers from two franchisees. The opening of one new Learning Center during 1996 resulted in an additional $350,000 of revenues during 1996. Product sales increased 23%, from $3.2 million in 1995 to $3.9 million in 1996. This increase resulted from overall student enrollment increases at franchised Learning Centers.

  Contract educational services revenues increased 15%, from $50.4 million in 1995 to $58.2 million in 1996. Revenues from public and non-public school contracts accounted for $5.9 million of the increase, and greater revenues from PACE accounted for $1.9 million of the increase. The PACE increase primarily resulted from the fact that the acquisition, accounted for as a purchase, was effective February 28, 1995, and as such the 1995 revenues of Sylvan only reflect ten months of PACE revenues.

  Revenues from public and non-public school contracts executed during 1996 contributed $2.2 million to 1996 revenues. Revenues from public and non-public school contracts executed during 1995 increased by $4.6 million in 1996, primarily because a full year of revenues were generated under these contracts during 1996.

  Testing services revenues increased 152%, from $34.6 million in 1995 to $87.0 million in 1996. The significant increase in testing services revenues resulted primarily from the September 1995 acquisition of Drake, which provided increased revenues from IT clients. Increased services under ETS contracts, including the cost-plus international contract and the Graduate Record Exam (the "GRE"), and other professional testing revenue increases, including NASD testing, which began in February 1996, also contributed to the increase in testing services revenues.

  Cost and Expenses. Total direct costs increased 56%, from $96.7 million in 1995 to $150.4 million in 1996 but decreased as a percentage of total revenues from 87% in 1995 to 83% in 1996. Core educational services expense increased 37% from $18.7 million in 1995 to $25.6 million in 1996. Franchise services expense increased 11%, from $5.9 million in 1995 to $6.5 million in 1996 but decreased as a percentage of franchise royalties and sales revenues from 52% in 1995 to 46% in 1996. The increased margin in 1996 primarily related to the effects of leveraging the fixed costs of supporting this line of business over a larger revenue base. Company-owned Learning Center expense increased 55%, from $10.4 million in 1995 to $16.1 million in 1996 but decreased as a percentage of Company-owned Learning Center services revenues from 90% in 1995 to 87% in 1996. Of the increase, $3.1 million related to the acquisition of 11 Learning Centers. The remaining increase primarily resulted from advertising, labor and general overhead associated with increased enrollment at Learning Centers that had been operating prior to 1996.

  Contract educational services expense increased 12%, from $47.7 million in 1995 to $53.4 million in 1996 but decreased as a percentage of contract educational services revenues from 95% in 1995 to 92% in 1996. The decline in these expenses as a percentage of contract educational services revenues resulted from increased revenues without corresponding increases in overhead. Operating expenses for public and non-public school contracts increased $4.6 million during 1996, while operating expenses for PACE increased $1.1 million during the same period. The PACE increase resulted from the fact that the acquisition, accounted for as a purchase, was effective February 28, 1995, and as such the 1995 results only reflect ten months of PACE results.

  Testing services expense increased 136%, from $30.3 million in 1995 to $71.5 million in 1996 but decreased as a percentage of testing services revenue from 88% in 1995 to 82% in 1996. The increased expense resulted primarily from the acquisition of Drake and the increased registration and delivery costs associated with an increased volume of tests. Testing services expense in 1996 included $2.4 million of amortization of contract rights related to the Drake acquisition. Testing services expense in 1995 included $4.1 million of amortization of contract rights, imputed interest and salary termination charges related to the Drake acquisition. Excluding non-recurring charges, testing services expense, as a percentage of testing services revenues, increased from 76% in 1995 to 79% in 1996. The principal reasons for this percentage increase in 1996 are the full year of amortization of goodwill associated with the Drake acquisition and increased staffing levels required to meet the growth in business volumes that occurred during 1996 and expected growth in business activity in 1997.

  General and administrative expense increased 41%, from $6.2 million in 1995 to $8.8 million in 1996 but decreased as a percentage of total revenues from 6% in 1995 to 5% in 1996. The percentage decline resulted from increased revenues from all segments without corresponding increases in overhead.

  There was $1.4 million of net interest expense in 1995 and $0.6 million of net interest income in 1996. This change resulted primarily from the $1.1 million of interest expense imputed on the purchase of Drake and an increase in the average invested cash amounts in 1996 compared to 1995.

  The Company's effective tax rate increased from 6% in 1995 to 37% in 1996. This increase was primarily caused by a decrease in 1995 in the amount of the valuation allowance for deferred tax assets, consisting principally of net operating loss carryforwards.

Comparison of results for the year ended December 31, 1995 to the year ended December 31, 1994.

  Revenues. Total revenues increased 62%, from $68.7 million in 1994 to $111.1 million in 1995. This increase resulted from higher revenues in all business segments--core educational services, testing services and contract educational services.

  Core educational services revenues increased 30%, from $20.0 million in 1994 to $26.1 million in 1995. Franchise royalties increased $1.3 million, or 16%, for 1995. This increase in franchise royalties was due to a net increase of 31 new Learning Centers in new territories and 15 new Learning Centers opened in existing franchise territories) in 1995, combined with an overall 14% increase in revenues at existing Learning Centers open for more than one year as of December 31, 1995.

  Franchise sales fees increased 70%, from $1.3 million in 1994 to $2.1 million in 1995. In 1995, there were two area development agreements sold for $0.6 million and 43 franchise Learning Center licenses sold, as compared to 31 franchise Learning Center licenses and one $0.1 million area development agreement sold in 1994.

  Revenues from Company-owned Learning Centers increased 34%, from $8.6 million in 1994 to $11.5 million in 1995. The increase primarily resulted from same-Learning Center revenue growth related to student enrollment increases. Product sales increased $1.0 million or 43%, to $3.2 million for 1995. Approximately $0.3 million of the increase in product sales was due to sales of new versions of math and algebra programs (which began in the second half of 1994) with the remainder resulting from overall increases in student enrollment.

  Contract educational services revenues increased 44%, from $35.1 million in 1994 to $50.4 million in 1995. Revenues from public and non-public school contracts increased $7.0 million in 1995. This increase was due primarily to $2.8 million in revenues from public and non-public school contracts obtained during 1995 and by a $4.2 million increase in revenues from public and non-public school contracts existing in 1994. Revenues from PACE, acquired effective February 28, 1995, accounted for $8.4 million of the increase.

  Testing services revenues increased 153%, from $13.7 million in 1994 to $34.6 million in 1995. Revenues from Drake, acquired as of September 30, 1995, accounted for $11.7 million of the increase and consisted primarily of revenues from IT clients. Revenues from the ETS international contract accounted for $3.7 million of the increase resulting primarily from the fact that the contract was in effect during the entire 1995 period compared to six months in 1994. During 1995, Sylvan sold the exclusive development rights for testing centers in India for $0.5 million and in the Middle East for $0.5 million. The remaining increase in testing services revenues for 1995 was attributable to a $1.7 million increase in revenues from the NCLEX test for the licensing of registered and practical nurses, which began in April 1994, $0.8 million of revenue from test development fees for ASVAB (the Armed Services Vocational Aptitude Battery tests) and other test volume increases in the GRE, PRAXIS and FAA tests.

  Cost and Expenses. Total direct costs increased 60%, from $60.4 million in 1994 to $96.7 million in 1995 but decreased as a percentage of total revenues from 88% in 1994 to 87% in 1995. Core educational services expense increased 41%, from $13.3 million in 1994 to $18.7 million in 1995. Franchise services expense increased 53%, from $3.8 million in 1994 to $5.9 million in 1995 and increased as a percentage of franchise royalties and sales revenues from 42% in 1994 to 52% in 1995. The reduced margin in 1995 primarily relates to increased marketing and advertising costs incurred to produce a new national advertising campaign. Company-owned Learning Center expense increased 35%, from $7.7 million in 1994 to $10.4 million in 1995 and increased as a percentage of Company-owned Learning Center services revenues from 89% in 1994 to 90% in 1995. The increased expenses were primarily advertising, labor and general overhead associated with increased Learning Center enrollment.

  Contract educational services expense increased 44%, from $33.1 million in 1994 to $47.7 million in 1995 and increased as a percentage of contract educational services revenues from 94% in 1994 to 95% in 1995. Operating expenses for public and non-public school contracts increased $7.1 million during 1995, while operating expenses for PACE accounted for $7.5 million of the increase during the same period.

The increase in contract educational services expense as a percent of related revenues during 1995 resulted from the following factors: (i) 1994 included consulting fee revenues of $0.5 million with no associated costs; and (ii) higher total cost estimates relating to READs contracts.

  Testing services expense increased 116%, from $14.0 million in 1994 to $30.3 million in 1995 but decreased as a percentage of total testing service revenues from 103% in 1994 to 88% in 1995. The decrease in testing services expense as a percentage of testing services revenues was attributable to several factors, including the fixed and semi-variable nature of test delivery and registration costs included in this segment. In addition, Sylvan recognized $1.0 million of testing revenues in 1995 related to the sale of exclusive development rights for testing centers in India and the Middle East and $0.8 million of testing revenues related to the contract to develop the ASVAB test. These revenues have significantly higher margins than fees for test delivery and registration services.

  Testing services expense during the fourth quarter of 1995 included amortization expense of $2.1 million related to contract rights recorded upon the acquisition of Drake and $1.1 million of non-recurring interest expense imputed on the unpaid purchase price from September 30, 1995 to December 13, 1995, the closing date for the acquisition.

  General and administrative expense increased 24%, from $5.0 million in 1994 to $6.2 million in 1995 but decreased as a percentage of total revenues from 7% in 1994 to 6% in 1995. The percentage decline resulted from increased revenues from all segments without corresponding increases in overhead.

  Interest expense of $1.4 million in 1995 was primarily attributable to $1.1 million of interest expense imputed on the purchase of Drake discussed above.

  During 1995, Sylvan recorded a non-recurring loss on impairment of assets of $3.3 million associated with the Drake acquisition. The Drake acquisition and resulting consolidation of operations resulted in the determination that certain assets in the Sylvan division were not recoverable and, therefore, were written down to their realizable value.

  During 1995, the Company reduced its valuation allowance relating to deferred income tax assets by $3.1 million. Approximately $1.1 million of this reduction was recorded through the allocation of the Drake purchase price. The remaining decrease of $2.0 million reduced the Company's effective tax rate by 54%.

  The Company's effective tax rate in 1995 and 1994 was substantially below the U. S. statutory income tax rate of 34% due to the recognition of income tax benefits from net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities was $0.4 million for the first quarter of 1997 compared to $1.8 million used by operating activities in the first quarter of 1996. Cash flow from operations before working capital changes increased from $5.5 million in the first quarter of 1996 to $7.6 million in the first quarter of 1997. This increase primarily resulted from significant overall growth in income from operations before depreciation and amortization and other non-cash charges. The Company's investment in working capital has significantly reduced cash flows provided by operations, particularly as a result of the growth in accounts and notes receivable and reductions in accounts payable and accrued expenses. The increase in accounts receivable related to a 25% increase in total revenues in the first quarter of 1997 compared to the first quarter of 1996. The Company expects this trend to continue as its revenues increase. Of the $3.5 million operating cash flow reduction attributable to an increase in accounts receivable, $2.4 million was related to the ETS international testing contract and the remainder to higher accounts receivable levels in all business segments. The increase in testing services accounts receivable resulted from an increase in billings and longer collection periods under the international testing contract. The Company experiences varying collection periods for accounts receivable in its three operating divisions. The Company believes that uncollectible accounts receivable will not have a significant effect on future liquidity, as a significant portion of its accounts receivable are due from enterprises with substantial financial resources and governmental units.

  During the first quarter of 1997, the Company generated net proceeds of $6.2 million from the sale of available-for-sale securities. At March 31, 1997, the Company's portfolio of available for-sale securities had a market value equal to $10.7 million. The Company continues to incur expenditures for additions to property and equipment, which totaled $2.5 million in the first quarter of 1997. These additions primarily consist of furniture and equipment for general business expansion, including expenditures for new public and non-public school classrooms and equipment needed for Testing Centers operated by the Company. Under the international ETS testing contract, the Company is reimbursed for overseas equipment expenditures as that equipment is depreciated. This reimbursement includes a financing charge over the reimbursement period.

  The Company has a $15.0 million unsecured revolving line of credit which either expires, or the outstanding balance of which can be converted into a two year term loan, at the option of the Company on May 31, 1998. The credit line and the term loan, when converted, both bear interest at a floating rate equal to the 30 day London Interbank Offered Rate ("LIBOR") plus 1.15% per annum (6.84% at March 31, 1997). At March 31, 1997, the balance on the credit line was $7.2 million, and at June 30, 1997, there was no balance outstanding.

  During the first quarter of 1997, the Company received $0.9 million as a result of the exercise of stock options and warrants to purchase 298,608 shares of Common Stock.

  During the first quarter of 1997, the Company paid $4.7 million of the $4.9 million cash portion of the Wall Street purchase price. Pursuant to the Caliber Learning Network stockholders' agreement, Sylvan is obligated to lend or guarantee up to $3.0 million of debt for Caliber and anticipates investing up to an additional $8.0 million in Caliber over the next 12 to 24 months.

  In March 1997, the Company and NEC executed a definitive agreement pursuant to which Sylvan was to acquire NEC. In May 1997, NEC accepted the offer of Harcourt General, Inc. to acquire all of the stock of NEC, resulting in the termination of its agreement with the Company and the payment by NEC to the Company of the $30.0 million termination fee required by that agreement. In connection with the terminated acquisition, the Company incurred approximately $1.5 million of direct expenses. Therefore, the termination fee resulted in a $28.5 million net positive impact on the Company's cash resources in the second quarter of 1997. Subsequent to receipt of the termination fee, Sylvan invested $3.0 million in cash in a non profit corporation formed to fund the Sylvan Prometric division marketing programs.

  The Company believes that the remaining cash from the termination fee, the net proceeds of this offering, and cash provided by operations and other available financial resources will be sufficient on a short-term basis and over the next 24 months to fund continued expansion of the business, including working capital needs and expected investments in property and equipment.

CONTINGENT MATTERS

  The PACE acquisition agreement requires Sylvan to make a contingent payment equal to 6.5 times PACE's 1997 earnings before interest and income taxes ("EBIT"); or, if PACE's EBIT is less than $2.7 million in 1997, the PACE shareholders may elect to have the payment calculation based on EBIT in either 1998 or 1999. Management believes it is likely that the PACE shareholders will elect to calculate the contingent payment based on PACE's 1997 EBIT. The contingent payment is payable partially in cash and partially in Common Stock. The amount of any contingent payment to the PACE shareholders will be capitalized as goodwill when paid and amortized over the remaining estimated recovery period. PACE is expected to meet its cash needs from its operations. PACE provides most of its services to large corporations with favorable credit histories. PACE operations are not capital intensive and historically have generated positive cash flow from operations.

  The Drake acquisition agreement provides for future contingent payments based on achievement of certain specified revenue targets in 1997 and 1998 (or 1999 at election of the Drake owners). The contingent payment of up to $40.0 million, if earned, is payable at least 12.5% in cash, with the remainder in shares of Common Stock. The amount of any contingent payment will be capitalized as goodwill when paid and amortized over the remaining useful life of the goodwill as estimated when the contingent payment is paid. Based on testing services revenues generated in 1996, 357, 143 of the 1,785,714 shares of Common Stock that were placed in escrow at the closing of the acquisition have been earned and, accordingly, will be released in the third quarter of 1997. At December 31, 1996, $8.1 million of goodwill relating to the earned shares was recorded and will be amortized over the 24-year remaining life of the goodwill.

EFFECTS OF INFLATION

  Inflation has not had a material effect on Sylvan's revenues and income from continuing operations in the past three years. Inflation is not expected to have a material future effect.

QUARTERLY FLUCTUATIONS

  Sylvan's revenues and operating results have varied substantially from quarter to quarter and may continue to vary, depending upon the timing of implementation of new computer-based testing contracts and contracts funded under Title I or similar programs. Based on Sylvan's limited experience, revenues generated by computer-based testing services may vary based on the frequency or timing of delivery of individual tests and the speed of test administrators' conversion of tests to computer-based format. Revenues or profits in any period will not necessarily be indicative of results in subsequent periods.